                           INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Oppenheimer Quest International Value Fund, Inc.

We consent to the use in this Registration Statement of Oppenheimer Quest
International Value Fund, Inc.(formerly the Oppenheimer Quest Global Value
Fund, Inc.), of our report dated December 19, 2003, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Auditors" appearing in the Statement of Additional
Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado
January 22, 2004